Exhibit 10.18

February 24, 2003

Philip B. Livingston

Dear Phil:

On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	Chief Financial Officer
You will also be elected to the company’s board of directors.

Location:	Corporate Headquarters
1241 East Main Street
Stamford, CT 06902

Department:	Finance

Reporting	Linda McMahon
Relationship:	Chief Executive Officer

Start Date:	March 31, 2003

Base Compensation:	$385,000 base salary, which will be paid bi-weekly, in the amount of $14,807.69. You will be eligible for a salary increase, based upon your performance evaluation, in calendar year 2004. Our current annual performance review is June 1st.

Sign-on Bonus:	$35,000 less applicable deductions payable on the first pay date following 30 days of employment. If you voluntarily terminate employment with WWE within one year of your date of hire, you must reimburse WWE 100% of your sign-on bonus. Reimbursement is due within 10 days following last day of employment.

Incentive Bonus:	You are eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year company/business unit financial goals. Currently, the target bonus for your level of position is 50%. Bonus payments are made after the close of the fiscal year (May 1 – April 30). You will be eligible for an incentive bonus payment in 2004.

Stock Options:	You will be granted options to purchase 55,000 shares of Class A Common Stock of World Wrestling Entertainment, Inc., at an exercise price equal to the closing price on the first day of your employment. Your stock options will vest, or become exercisable in equal installments on each of the anniversary dates of your employment over four years. A copy of the LTIP will be provided to you on your start date.

Benefits:	You will be eligible for full company benefits on the first day of the month following your date of hire. Company benefits include: Medical, Dental, Life, LTD and 401(k) plan. Detailed information regarding the benefits is included in the enclosed offer packet.

Vacation:	3 weeks vacation and 3 personal days. See vacation policy included in the offer packet for more details.

Living Expenses:	WWE will reimburse you for living expenses (excluding meals) for a few nights per week for the first two years of employment.

Relocation:	WWE, Inc. will provide you with the following:

· WWE will reimburse you for expenses associated with the sale of your existing house and the purchase of your new home, i.e., real estate commissions, temporary living costs, moving expenses, legal and administrative fees for both events. Excludable items are loan points. Where applicable any amounts paid to you will be grossed up to offset the impact of taxes. All expenditures will need to be properly documented in keeping with IRS regulations.

· If you voluntarily terminate employment with WWE, Inc. within 1 year of your relocation start date, you must reimburse WWE, Inc. 100% of the relocation costs incurred by WWE on your behalf. Reimbursement is due within 10 days following last day of employment.

Severance:	If during the first 3 years of employment your employment is terminated by World Wrestling Entertainment, Inc. “without cause”, (“cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates; (ii) willfully fails to perform specific and lawful directives; (iii) is convicted, pleads or enters a plea of nolo contendere to a felony), you will receive the following:

	a.	12 months salary continuation at your then current rate of base salary
	b.	Target bonus pro-rated for the amount of timeemployed during that fiscal year (if bonuses arerewarded for that year).
	c.	Accelerated vesting for any options as if you terminated your employment on March 31, 2006. Such options will be exercisable for one year from the date of termination.

	d.	All Medical benefits at terms and condition no less favorable than as in effect at the time of your termination for the duration of your salary continuation.

Confidentiality/	Enclosed please find a Confidentiality/Non-Solicitation Agreement to be signed and returned to the Human Agreement: Resources Department.
Non-Solicitation

This offer is contingent upon Board approval, clear reference and background checks and satisfaction of the Immigration Control and Reform Act requirements. Your employment relationship with WWE, Inc. will be “at will.” This means that either you or WWE can end your employment at any time, for any reason.

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer and look forward to you joining our team. If you have any questions, please do not hesitate to give me a call at (203) 353-5016.

Please fax a signed copy of this letter to my attention by Wednesday, February 26, 2003. The fax number is (203) 359-5151.

Sincerely,

/s/ Nicole Zussman

Nicole Zussman Vice President Human Resources

/s/ Philip B. Livingston

Philip B. Livingston

Enclosure